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Atlas Air Worldwide
Reports First-Quarter Earnings,
Reaffirms 2011 EPS Expectation in Excess of $5.30 per Share

•	1Q11 Net Income of $10.5 Million, $0.40 per Share, on Revenues of $297.6 Million

•	Results Include $0.44 per Share Increase in Maintenance Expense Compared with 1Q10 and $0.06 per Share of Start-Up Expenses for 747-400BCF and Military Passenger Business Opportunities

•	Growth Initiatives, Including Anticipated Start of B747-8F Operations in 4Q11, Will Drive Future Gains in Revenue and Profitability

PURCHASE, N.Y., May 3, 2011 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced earnings for the first quarter of 2011 and reaffirmed guidance for full-year earnings in excess of $5.30 per share.

Net income attributable to common stockholders for the three months ended March 31, 2011, totaled $10.5 million, or $0.40 per diluted share, on revenues of $297.6 million and pretax earnings of $16.7 million.

Results for the first quarter of 2011 included $0.44 per diluted share of higher maintenance expense compared with the first quarter of 2010. In addition, results for the first quarter of 2011 included start-up expenses of $0.06 per diluted share for 747-400BCF and military passenger business opportunities, which will contribute to revenues and earnings commencing in the second quarter of 2011.

Maintenance expenditures in the first quarter were in line with anticipated first-quarter expenditures included in the Company’s earlier full-year 2011 earnings guidance. The Company normally incurs the bulk of its maintenance expenditures in the first half of the year, and maintenance expense in the first quarter of 2011 was at more typical seasonal levels than maintenance expense in the first quarter of 2010, which was lower than normal. Full-year 2011 maintenance expense is expected to be consistent with full-year 2010 maintenance expense of approximately $174.0 million.

Earnings for the first quarter compared with 2010 first-quarter net income attributable to common stockholders of $33.8 million, or $1.30 per share, on revenues of $295.2 million and pretax earnings of $53.9 million. Adjusted net income attributable to common stockholders in the first quarter of 2010 totaled $27.5 million, or $1.06 per diluted share. Both net income and adjusted net income attributable to common stockholders for the first quarter of 2010 included incremental revenues of $18.5 million and after-tax earnings of $11.5 million, or $0.45 per diluted share, related to the delivery of mine-resistant, ambush-protected, all-terrain vehicles (M-ATVs) to the U.S. military in Afghanistan on premium-rate, 747-400 freighter aircraft.

AAWW’s guidance for the year is based on a continuing improvement in airfreight demand in general and, more specifically, demand for our fuel-efficient, wide-body freighter aircraft; quarter-to-quarter improvement in the Company’s 2011 interim results, reflecting traditional seasonal patterns in airfreight demand as well as an expected seasonal weighting of heavy aircraft maintenance expense towards the first half of 2011; the development of new business opportunities, including the deployment of additional 747-400BCF capacity during the second quarter and the start-up of passenger charter service for the U.S. military; and continued execution of the Company’s business model.

“We expect earnings in 2011 and beyond to continue to benefit from our premium assets, the global scale and scope of our customer offerings and from the commercial and operating transformations that we are implementing,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“We’re fully utilizing our fleet of highly reliable and efficient 747-400 aircraft, maximizing the capabilities of our older Classic 747 aircraft through military and commercial charter operations, and consistently delivering value-added operating solutions and additional services to our customers. We are also leveraging our scale and experience to further expand our service offerings, such as through our CMI service for Boeing and SonAir and our recently announced expansion into passenger charter service for the U.S. military. These growth initiatives will generate substantial incremental revenues, earnings growth and enhanced value for our shareholders.

“Airfreight volumes continue to grow from record levels in 2010, and market demand for our high-payload, fuel-efficient 747-400 aircraft remains strong. As planned, we expanded our express network ACMI service for DHL Express to eight aircraft from six in late March, and now have 20 of our 24 747-400 freighters in ACMI.”

AAWW’s first-quarter 2011 results were positively affected by revenue and volume growth in the Company’s core ACMI business, including the ongoing ramp-up of its complementary, non-asset-intensive CMI service. Increases in Commercial Charter revenues and volumes reflected strength in the Company’s South American charter business. These factors contrasted with an anticipated moderation in AMC Charter revenues and volumes, which were especially strong in the first quarter of 2010 due to the delivery of M-ATVs for the U.S. military.

First-quarter yields in the Commercial Charter segment, which accounted for about 10% of AAWW’s first-quarter block hours, were strong but were constrained by an increase in capacity and by a slow recovery in manufacturing activity in China following the Lunar New Year holiday. In addition, the market was unable to quickly and fully absorb the dramatic rise in aviation fuel prices that began midway through the quarter. Commercial Charter yields remain strong, however, and continued to improve during the month of April.

Outlook

“We continue to expect strong earnings in 2011, with fully diluted earnings in excess of $5.30 per share,” said Mr. Flynn.

“We anticipate steadily improving results throughout the year. Our guidance continues to assume that we will receive and place into service three 747-8Fs from Boeing in the beginning of the fourth quarter of 2011. To date, we do not have a final delivery schedule agreement with Boeing.”

To address customer demand and bridge its capacity needs, AAWW is deploying two 747-400 Boeing Converted Freighters acquired on operating leases in its military and commercial charter businesses in the second quarter. These aircraft supplement an existing 747-400BCF that provides very profitable charter service in South America and an additional 747-400F that provides maintenance coverage for AAWW’s fleet. The Company also continues to deploy six 747 Classics in its military and commercial charter operations.

Mr. Flynn added: “Cargo demand in our AMC Charter business in 2011 is now expected to approach 18,000 block hours, up from approximately 17,000 block hours previously forecast. Complementing our leading position in military cargo charters, we have received approval to commence flying passenger charters for the U.S. military.

“We expect to initiate this exciting expansion of our business this month, using a leased 747-400 passenger aircraft. Entry into passenger service for the military leverages our significant experience in serving the AMC and the experience and success of our passenger CMI service for SonAir. Levels of flying and earnings from this new service will start gradually in 2011, reflecting start-up timing and costs this year, but will expand in 2012 and beyond. Each hour we fly is an hour of growth for us, and is part of our strategy to mitigate any future moderation in military cargo demand.

“In addition to our strong earnings outlook for 2011, our strategic initiatives for further transformative revenue and earnings growth are on track, with a balance sheet that is well-positioned to fund that growth.

“As we grow our fleet with next-generation 747-8 freighters; further ramp up our CMI service for SonAir, Boeing and other potential new customers; expand the range of our military charters; and capitalize on our core competencies and market leadership in other ways, we expect to drive our revenues and earnings to levels significantly higher than those we expect to achieve in 2011.”

Conference Call

Management will host a conference call to discuss AAWW’s first-quarter 2011 financial and operating results at 11:00 a.m. Eastern Time on Tuesday, May 3, 2011.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the first-quarter call) or at the following Web address:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67423&eventID=3991902.

Slides supplementing management’s presentation may be downloaded from the “Presentations” section of AAWW’s Web site prior to the conference call.

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through May 10 by dialing (800) 642-1687 (domestic) and (706) 645-9291 (international) and using Access Code 63098527#.

1Q11 Performance Versus 1Q10

Operating revenues of $297.6 million in the first quarter of 2011 increased $2.4 million, or 1%, compared with the first quarter of 2010. Significant growth in AAWW’s core, long-term ACMI business and an increase in Commercial Charter revenues were largely offset by a reduction in AMC Charter revenues, which were exceptionally strong in the first quarter of 2010. AMC Charter revenues in the first quarter of 2010 included incremental revenues of $18.5 million related to the premium-rate flying of M-ATVs, which negatively impacted AAWW’s first-quarter 2011, revenue growth rate by 6.7 percentage points.

Total block hours increased 12% (31,210 block hours versus 27,843) compared with the first quarter of 2010. Average operating aircraft, excluding Dry Leasing aircraft, rose 6% (29.5 compared with 27.8). Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 11.8 hours per aircraft per day during the quarter, up 6% compared with 11.1 hours in the first quarter of 2010, due to a substantial increase in block hours by ACMI (including CMI) customers compared with the first quarter of 2009.

In ACMI, revenues of $146.0 million increased $33.6 million, or 30%, driven by an increase in block-hour volumes (23,699 versus 19,421) and average ACMI revenue per block hour ($6,162 versus $5,788). Higher block-hour volumes compared with the first quarter of 2010 largely reflected the startup of AMCI flying for TNT in September 2010, the addition of a second aircraft for Panalpina in October 2010, CMI passenger service for SonAir in May 2010, and CMI Dreamlifter flights for Boeing in July 2010. The increase in revenue per block hour during the quarter primarily reflected contractual rate increases in existing contracts and higher rates on new customer contracts.

For the quarter, an average of 21.0 aircraft (19.1 747-400s, 0.3 747-200, and 1.6 CMI aircraft) directly supported the Company’s ACMI operations, compared with an average of 16.8 aircraft (16.7 747-400s, 0.1 747-200, and zero CMI aircraft) in the first quarter of 2010.

AMC Charter revenues of $81.2 million decreased $40.4 million, or 33%, in the latest quarter, reflecting lower block-hour volumes and block-hour rates. Block-hour volumes declined 25% (4,130 versus 5,498) compared with the first quarter of 2010, which included a significant number of missions in support of the delivery of M-ATVs to the U.S. military in Afghanistan. Block-hour rates declined 11% ($19,655 versus $22,114), primarily due to the premium earned on M-ATV missions flown on 747-400 freighter aircraft during the first quarter of 2010, partially offset by an increase in the average “pegged” fuel price paid by the U.S. military ($2.95 per gallon versus $2.68).

An average of 4.9 aircraft (0.9 747-400 and 4.0 747-200s) supported the Company’s AMC Charter operations during the quarter, compared with an average of 7.6 aircraft (3.1 747-400s and 4.5 747-200s) in the first quarter of 2010.

In Commercial Charter, revenues of $65.5 million increased $8.9 million, or 16%, during the quarter. Revenues were driven by an increase in block-hour volumes (3,165 versus 2,816) and an increase in block-hour rates ($20,706 versus $20,118). Higher block-hour volumes primarily reflected increased demand for 747-400 charter service to and from South America. Higher block-hour rates reflected improved yields in South America, primarily driven by the increase in demand and by the recovery of aircraft fuel costs during the quarter. Yields in Asian markets remained above average during the first quarter, but were constrained by a slow recovery of manufacturing activity following the Lunar New Year, a return of aircraft capacity to the market, and the market’s inability to absorb an increase in fuel prices during the period.

For the quarter, an average of 3.6 aircraft (2.0 747-400s and 1.6 747-200s) supported the Company’s Commercial Charter operations, compared with an average of 3.4 aircraft (2.2 747-400s and 1.2 747-200s) in the first quarter of 2010.

Operating Expenses

Operating expenses in the first quarter of 2011 totaled $281.1 million, an increase of $34.0 million, or 14%, compared with the same quarter in 2010, largely reflecting increases in aircraft maintenance and aircraft fuel.

Maintenance expense of $50.1 million increased $18.5 million, or 58%, compared with the first quarter of 2010, primarily due to increases in engine overhaul activity ($9.8 million), line and other non-heavy maintenance (approximately $5.5 million), and heavy-airframe check expense (approximately $3.1 million).

Heavy maintenance activity during the quarter included one 747-400 C Check and three 747-400 D Checks compared with five 747-400 C Checks, one 747-400 D Check, and one 747-200 C Check in the first quarter of 2010. In addition, there were seven engine overhaul events (five related to 747-400 aircraft and two related to 747-200 aircraft) compared with three (related to 747-400 aircraft) in the year-ago first quarter.

Aircraft fuel expense of $74.2 million increased $9.6 million, or 15%, compared with the first quarter of 2010. Higher fuel prices, primarily reflecting a 37% increase in Commercial Charter fuel prices ($3.06 per gallon versus $2.23), added approximately $12.1 million to fuel expense, while lower fuel consumption, primarily driven by a 17% decline in AMC Charter fuel gallons consumed (13,365 versus 16,079), offset $2.5 million of the fuel price impact.

Other operating expenses totaled $22.8 million during the quarter, an increase of $3.5 million, or 18%. The increase was primarily due to an increase in freight expense related to the movement of spare parts and engines utilized on 747-200 aircraft in lieu of incurring more costly repairs, as well as contract services for flight attendants.

Net Interest and Other Non-Operating Expenses

Net interest income totaled $0.2 million during the quarter, an improvement of $3.3 million compared with the first quarter of 2010, primarily reflecting higher levels of interest income and capitalized interest.

Interest income during the quarter benefited from the Company’s long-term investments in Pass-through Trust Certificates that relate to Enhanced Equipment Trust Certificates, or EETCs, issued by the Company to finance 12 of the Company’s 747-400 freighter aircraft.

Other expense (income), net decreased $8.9 million, primarily due to an $8.8 million litigation settlement received during the first quarter of 2010.

Income Taxes

First-quarter results included an income tax expense of $6.2 million compared with an income tax expense of $20.3 million in the first quarter of 2010, resulting in an effective income tax rate of 37.3% versus 37.6%.

The effective income tax rates for the first quarters of 2011 and 2010 differed from the statutory rate primarily due to tax matters related to foreign operations, state income taxes, and the non-deductibility of certain items for tax purposes.

Cash and Cash Equivalents

At March 31, 2011, AAWW’s cash, cash equivalents and short-term investments totaled $584.4 million, compared with $595.1 million at December 31, 2010.

Outstanding Debt

At March 31, 2011, AAWW’s balance sheet debt totaled $475.4 million, including the impact of $55.8 million of unamortized discount.

The face value of AAWW’s debt obligations at March 31, 2011, totaled $531.2 million, compared with $544.2 million on December 31, 2010.

EBITDAR and EBITDA

EBITDAR, as adjusted for gains on aircraft sales, totaled $63.1 million in the first quarter of 2011 compared with $94.1 million in the first quarter of 2010.

EBITDA, as adjusted for gains on aircraft sales, totaled $24.7 million in the latest reporting period compared with $56.0 million in the first quarter of 2010.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of the performance of our business. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; and Adjusted Diluted EPS, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

We use these non-GAAP financial measures in assessing the performance of our ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 14, 2011. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2011 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2011	—	March 31, 2010

Operating Revenue
ACMI	$146,035		$112,403
AMC Charter	81,176		121,584
Commercial Charter	65,536		56,653
Dry Leasing	1,543		1,378
Other	3,316		3,214

Total Operating Revenue	$297,606		$295,232

Operating Expenses
Aircraft fuel	74,167		64,590
Salaries, wages and benefits	61,764		61,362
Maintenance, materials and repairs	50,069		31,617
Aircraft rent	38,354		38,150
Landing fees and other rent	11,340		11,709
Depreciation and amortization	8,330		9,079
Travel	9,122		7,615
Ground handling and airport fees	5,302		4,923
Gain on disposal of aircraft	(120)		(1,222)
Other	22,787		19,278

Total Operating Expenses	281,115		247,101

Operating Income	16,491		48,131

Non-operating Expenses / (Income)
Interest income	(5,115)		(3,906)
Interest expense	10,296		10,070
Capitalized interest	(5,417)		(3,089)
Other (income) expense, net	41		(8,835)

Total Non-operating Income	(195)		(5,760)

Income before income taxes	16,686		53,891
Income tax expense	6,224		20,280

Net Income	10,462		33,611
Less: Net loss attributable
to noncontrolling interests	(54)		(174)

Net Income Attributable
to Common Stockholders	$10,516		$33,785

Earnings per share:
Basic	$0.40		$1.32

Diluted	$0.40		$1.30

Weighted average shares:
Basic	26,041		25,583

Diluted	26,289		25,892

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Operating Revenue:
ACMI	$146,035	$112,403
AMC Charter	81,176	121,584
Commercial Charter	65,536	56,653
Dry Leasing	1,543	1,378
Other	3,316	3,214

Total Operating Revenue	$ 297,606	$ 295,232

Direct Contribution:
ACMI	$22,271	$21,395
AMC Charter	14,199	40,610
Commercial Charter	9,040	13,680
Dry Leasing	828	872
Total Direct Contribution for Reportable Segments	46,338	76,557

Add back (subtract):
Unallocated income and expenses	(29,772)	(23,888)
Gain on sale of aircraft	120	1,222

Income before Income Taxes	16,686	53,891

Add back (subtract):
Interest income	(5,115)	(3,906)
Interest expense	10,296	10,070
Capitalized interest	(5,417)	(3,089)
Other (Income) Expense, net	41	(8,835)

Operating Income	$16,491	$48,131

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended

	March 31, 2011	March 31, 2010	—

Income before income taxes	$16,686	$53,891
Gain on disposal of aircraft	(120)	(1,222)

Pretax income before gain on disposal of aircraft	16,566	52,669
Interest (income) expense, net	(236)	3,075
Other non-operating expenses	41	(8,835)

Operating income before non-operating items and gain on disposal of aircraft	16,371	46,909
Depreciation and amortization	8,330	9,079

EBITDA, as adjusted*	24,701	55,988
Aircraft rent	38,354	38,150

EBITDAR, as adjusted*	$63,055	$94,138

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gain on disposal of assets, and gain on litigation settlements received, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gain on disposal of assets, and gain on litigation settlements received, as applicable.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
		March 31, 2011	March 31, 2010	Percent Change

Net Income Attributable to Common Stockholders	$	10,516	$33,785	(68.9%)
After-tax impact from:
Litigation settlement received		-	(5,513)
Gain on disposal of aircraft		(76)	(770)

Adjusted Net Income Attributable to Common Stockholders		$10,440	$ 27,502	(62.0%)

Diluted EPS	$	0.40	$1.30	(69.2%)
After-tax impact from:
Litigation settlement received		-	(0.21)
Gain on disposal of aircraft		-	(0.03)

Adjusted Diluted EPS	$	0.40	$1.06	(62.3%)

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

		For the Three Months Ended
		March 31,		Percent
		2011	2010	Change
Fleet (average during the period)
	ACMI	21.0	16.8	25.0%
	AMC Charter	4.9	7.6	(35.5%)
	Commercial Charter	3.6	3.4	5.9%
	Dry Leasing	1.0	0.2	NM

	Operating Aircraft	30.5	28.0	8.9%

	Out of Service (1)	0.9	0.2	350.0%
Block Hours
	ACMI	23,699	19,421	22.0%
	AMC Charter	4,130	5,498	(24.9%)
	Commercial Charter	3,165	2,816	12.4%
	Non revenue	216	108	100.0%

	Total Block Hours	31,210	27,843	12.1%

Revenue Per Block Hour
	ACMI	$6,162	$5,788	6.5%
	AMC Charter	19,655	22,114	(11.1%)
	Commercial Charter	20,706	20,118	2.9%
Average Utilization (block hours per day)
	ACMI	12.5	12.8	(2.3%)
	AMC Charter	9.4	8.0	17.5%
	Commercial Charter	9.8	9.2	6.5%

	All Operating Aircraft (2)	11.8	11.1	6.3%
Fuel
	AMC
	Average fuel cost per gallon	$2.95	$2.68	10.1%
	Fuel gallons consumed (000s)	13,365	16,079	(16.9%)
	Commercial Charter
	Average fuel cost per gallon	$3.06	$2.23	37.2%
	Fuel gallons consumed (000s)	11,336	9,620	17.8%
	(1) Out-of-service aircraft were temporarily parked during the period and are completely
	unencumbered. Permanently parked aircraft, all of which are also completely unencumbered,
	are not included in the operating statistics above.
	(2) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not
	contribute to block-hour volumes.